The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-160974

Subject to Completion

Preliminary Prospectus Supplement dated May 3, 2011

PROSPECTUS SUPPLEMENT

(To prospectus dated August 3, 2009)

7,503,883 Shares

Green Mountain Coffee Roasters, Inc.

Common Stock

This is an offering of an aggregate of 7,503,883 shares of our common stock, $0.10 par value. We are offering 7,100,000 shares of our common stock in this offering, and the selling stockholders named in this prospectus supplement are offering 403,883 shares of our common stock. We will not receive any proceeds from sales of our common stock made by the selling stockholders.

Luigi Lavazza S.p.A., which we refer to as Lavazza in this prospectus supplement, has the right to purchase from us up to approximately 455,707 shares of our common stock, which is that number of shares sufficient to maintain its pro rata ownership of our common stock. Lavazza has indicated its interest in purchasing such shares in a concurrent private placement, but will not make its final decision whether to participate until the pricing of this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GMCR.” On May 3, 2011, the last sale price of our common stock as reported on the NASDAQ Global Select Market was $64.07 per share.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement and in the section entitled “Risk Factors” on page 9 of our most recent report on Form 10-K for the year ended September 25, 2010, which is incorporated by reference into this prospectus supplement.

	Per Share		Total
Public offering price	$		$
Underwriting discount(1)	$		$
Proceeds, before expenses, to us	$		$

Proceeds, before expenses, to the selling stockholders		$		$

(1)	The underwriters will not receive any compensation with respect to any shares being offered directly by us to Lavazza in the concurrent private placement disclosed above.

The underwriters may also exercise their option to purchase up to an additional 1,125,582 shares from us at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any. If the underwriters exercise this option in full, Lavazza has the right to purchase from us up to an additional approximately 72,165 shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about May     , 2011.

Sole Book-Running Manager

BofA Merrill Lynch

William Blair & Company
Canaccord Genuity
Janney Montgomery Scott
RBC Capital Markets
Rabo Securities
Santander

The date of this prospectus supplement is May     , 2011.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus is accurate only as of the respective date of such document or on the date or dates which are specified in such documents. Our business, financial condition, liquidity, results of operations, cash flows or prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated, references in this prospectus supplement to “Green Mountain Coffee Roasters,” the “Company,” “we,” “us” and “our” are to Green Mountain Coffee Roasters, Inc. and its subsidiaries. References to “K-Cups®” or “K-Cup® portion packs” are to our single-cup K-Cups® brand portion packs.

Except as otherwise indicated, share and share price information (except information taken from our historical financial statements) in this prospectus supplement has been adjusted to reflect all previous stock splits, including the three-for-one stock-split that was effected on May 17, 2010 by a stock dividend of two additional shares for every one issued share.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us, our business and prospects. The second part, the accompanying prospectus, contains a description of our common stock and gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement will supersede such information.

The information contained in this prospectus supplement may add, update or change information contained in the accompanying prospectus or in documents which we file or have filed with the SEC on or before the date of this prospectus supplement and which documents are incorporated by reference in this prospectus supplement and the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. Because this is only a summary, it does not contain all of the information that may be important to you in making your investment decision. For a more complete understanding of our business, financial condition, liquidity, results of operations, cash flows and prospects, you should read the entire prospectus supplement and the accompanying prospectus carefully, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, our consolidated financial statements and related notes included in our reports on Form 10-K for our fiscal year ended September 25, 2010, and on Forms 10-Q for the thirteen weeks ended December 25, 2010 and March 26, 2011 and the information under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement and as well as the documents incorporated by reference herein.

Overview

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee and coffee maker businesses. A significant driver of our growth continues to be sales from our Keurig® single-cup brewing system which includes our Keurig single-cup brewer, K-Cup® portion packs used by the system, as well as related accessories. We manage our operations through three business segments, the Specialty Coffee business unit (“SCBU”), the Keurig business unit (“Keurig”) and the Canadian business unit (“CBU”).

SCBU sources, produces and sells more than 200 varieties of coffee, cocoa, teas and other beverages in K-Cup® portion packs and coffee in more traditional packaging, including whole bean and ground coffee selections in bags and ground coffee in fractional packs, for use both at-home (“AH”) and away-from-home (“AFH”). These varieties are sold primarily in North American wholesale channels, including supermarkets and convenience stores, in restaurants and hospitality, to office coffee distributors and directly to consumers via its retail website. In addition, SCBU sells Keurig single-cup brewers and other accessories directly to consumers and to supermarkets.

Keurig, a pioneer and leading manufacturer of gourmet single-cup brewing systems, targets its premium patented single-cup brewing systems for use both AH and AFH, mainly in North America. Keurig sells AH single-cup brewers, accessories and coffee, tea, cocoa and other beverages in K-Cup® portion packs produced by SCBU and other licensed roasters to retailers by principally processing its sales orders through fulfillment entities for the AH channels. Keurig sells AFH single-cup brewers to distributors for use in offices. Keurig also sells AH brewers, a limited number of AFH brewers and K-Cup® portion packs directly to consumers via its retail website.

CBU sources, produces and sells coffees in a variety of packaging formats, including K-Cup® portion packs, whose brands include Van Houtte®, Brûlerie St. Denis®, Brûlerie Mont-Royal® and Orient Express® and its licensed Bigelow® and Wolfgang Puck® brands. These varieties are sold primarily to wholesale channels, including supermarkets and retail, and through office coffee services to offices, convenience stores and restaurants mainly throughout Canada. CBU also manufactures brewing equipment and is responsible for all Company coffee brand sales in the grocery channel in Canada.

Corporate Information

Green Mountain Coffee Roasters, Inc. is a Delaware corporation formed in July 1993. Our corporate offices are located at 33 Coffee Lane, Waterbury, Vermont 05676. The main telephone number is (802) 244-5621, and our e-mail address for investor information is investor.services@gmcr.com. The address of our Company’s website is www.GMCR.com. Information contained in and that can be accessed through our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	7,100,000 shares (or 8,225,582 shares if the underwriters’ overallotment option is exercised in full).

Common Stock Offered by the selling stockholders	403,883 shares.

Shares outstanding after this offering	149,291,801 shares (or 150,417,383 shares if the underwriters’ overallotment option is exercised in full).

Overallotment option	We have granted the underwriters the right to purchase up to an additional 1,125,582 shares to cover overallotments, if any, within 30 days from the date of this prospectus supplement.

Except as otherwise indicated, all information in this prospectus supplement reflects no exercise of the underwriters’ overallotment option.

NASDAQ Global Select Market symbol	GMCR

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and in our annual report on Form 10-K for the year ended September 25, 2010.

Use of Proceeds	We estimate that our net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $ million (or approximately $ million if the underwriters’ overallotment option is exercised in full). Together with the concurrent private placement to Lavazza, total net proceeds are estimated to be approximately $ , or approximately $ if the underwriters exercise their overallotment option in full and Lavazza exercises its right to purchase additional shares to maintain its pro rata ownership of our common stock. We intend to use the net proceeds from this offering and the concurrent private placement to Lavazza to repay outstanding debt under our credit facility and for general corporate purposes. See “Use of Proceeds.”

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

To maintain its pro rata ownership of our common stock, Lavazza has indicated that it may separately purchase in a concurrent private placement up to approximately 455,707 shares of common stock offered directly from us, but it will not make its final decision until pricing of this offering.

The number of shares of common stock to be outstanding immediately after this offering is based upon 142,036,801 shares outstanding as of May 2, 2011 and excludes the approximately 455,707 shares offered directly by us to Lavazza in a concurrent private placement and the approximately 72,165 shares of our common stock Lavazza has the right to purchase from us if the underwriters exercise their overallotment option in full. This number excludes 18,461,682 shares reserved for issuance upon the exercise of outstanding options and the issuance of shares under our deferred compensation plan.

Conflicts of Interest

We intend to use part of the net proceeds from this offering to repay debt, including part of the outstanding balance under our credit facility. The affiliates of the underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce part of the outstanding balance under such facility. Because at least 5% of the net offering proceeds will be received by affiliates of the underwriters in this offering, this offering will be conducted in accordance with Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121.

RISK FACTORS

Before deciding to invest in our common stock, you should carefully consider and evaluate all of the information included in this prospectus supplement, including the risk factors set forth below, and the accompanying prospectus, our annual report on Form 10-K for the year ended September 25, 2010 including the risk factors set forth therein and our quarterly reports on Form 10-Q for the thirteen weeks ended December 25, 2010 and March 26, 2011, and the information incorporated by reference into this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. If any of the described risks or other risks develop into actual events, our business, financial condition, liquidity, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to an Investment in Our Common Stock

Our common stock price on NASDAQ has historically been volatile.

The market price for our common stock is extremely volatile. While we have recently experienced a general increase in the market price of our common stock as traded on NASDAQ, that trend may not continue, may not continue at the current rate, or may reverse. And, often, the common stock of companies such as ours (with an elevated price/earnings ratio) experiences more significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies. During calendar year 2010, the price of our common stock as reported on The NASDAQ Global Select Market ranged from a high of $38.86 to a low of $21.83 and for the period January 1, 2011 through May 3, 2011, the range was from a high of $68.03 to a low of $32.73. Factors giving rise to this volatility may include:

•	actual or anticipated variations in our quarterly or annual results of operations (including sales of our products), cash flows, financial condition or liquidity;

•	change in our earnings estimates or those of analysts;

•	news or speculation related to the ongoing inquiry conducted by the SEC;

•	news or speculation regarding the outcome or developments in the putative class action and stockholder derivative actions filed against us;

•	publication of research reports about us or the specialty coffee industry generally;

•	changes in market valuations of similar companies;

•	additions or departures of key management personnel;

•	developments concerning proprietary rights, including patents and litigation;

•	actions by institutional stockholders;

•	competition in the specialty coffee industry;

•	strategic transactions involving us or our competitors;

•	public announcements by our competitors or others;

•	speculation in the press or investment community;

•	general financial market and economic conditions in the United States and abroad; and

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement and the accompanying prospectus.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline, regardless of our financial performance and condition and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all.

Because we do not intend to pay dividends, shareholders will benefit from an investment in shares of our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our future cash flows, if any, to finance the operation and growth of our business and, therefore, do not expect to pay any cash dividends in the foreseeable future. As a result, shareholders will benefit from an investment in shares of our common stock only if it appreciates in value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which shareholders have purchased their shares. Furthermore, our current credit facility restricts the amount of dividends we may pay to our shareholders.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock could, in turn, materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In connection with the offering, officers and directors have entered into lock-up agreements with the underwriters that prohibit, subject to certain exceptions, the disposal or pledge of, or the hedging against, any of their common stock or securities convertible into or exchangeable for shares of common stock for a period of 90 days after the date of this prospectus supplement. Upon the expiration of such lock-up agreements, the market price of our common stock could decline as a result of sales by our officers and directors in the market or the perception that these sales could occur. In addition, we may issue common stock or other equity securities senior to our common stock in the future for various reasons, including to finance the operation and growth of our business or as consideration for acquisitions.

Anti-takeover provisions in our organizational documents and provisions of Delaware law may make an acquisition more difficult and could result in the entrenchment of management.

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our organizational documents may make a change in control or efforts to remove management more difficult. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures.

Our charter authorizes our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock and vote the stock they acquire to remove management or directors.

Our charter also provides staggered terms for the members of our board of directors. Under the Delaware General Corporation Law, our directors may be removed by stockholders only for cause and only by vote of the holders of a majority of voting shares then outstanding. These provisions may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. These provisions could also delay the removal of management by the board of directors with or without cause. In addition, our bylaws limit the ability of our stockholders to call special meetings of stockholders.

Under Section 203 of the Delaware General Corporation Law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management. The existence of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table presents our summary consolidated financial information for each of our last five fiscal years and for the 26 weeks ended March 26, 2011 and March 27, 2010. The summary consolidated financial information for each of our last five fiscal years has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus and has been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The summary consolidated financial information for the 26 weeks ended March 26, 2011 and March 27, 2010 has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read the information below in conjunction with our audited consolidated financial statements, the notes thereto and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended September 25, 2010 and our quarterly report on Form 10-Q for the thirteen weeks ended March 26, 2011, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The historical financial information presented below may not be indicative of our future performance.

	Twenty-Six Weeks Ended		Fiscal Years Ended
	March 26, 2011(1)	March 27, 2010 (as restated)	Sept. 25, 2010(2) (as restated)	Sept. 26, 2009(3) (as restated)		Sept. 27, 2008 (as restated)	Sept. 29, 2007 (as restated)	Sept. 30, 2006 (as restated)
	In thousands, except per share data
Net sales	$1,221,806	$667,105	$1,356,775	$786,135		$492,517	$336,112	$224,305
Income before equity in loss of Keurig, Incorporated	67,784	34,115	79,506	54,439		21,669	12,557	8,941
Net income	67,784	34,115	79,506	54,439		21,669	12,557	7,978
Net income per share—diluted(4)	0.46	0.25	0.58	0.45		0.19	0.11	0.07
Total assets	2,669,760	910,768	1,370,574	813,405		354,693	263,298	233,243
Long-term obligations	1,048,399	67,642	335,504	73,013		123,517	90,050	102,871
Stockholders’ equity	1,045,649	633,823	699,245	587,350	(5)	138,139	98,351	74,476

(1)	Information for the twenty-six weeks ended March 26, 2011 reflects the acquisition of Van Houtte on December 17, 2010.
(2)	Fiscal 2010 information presented reflects the acquisition of Timothy’s on November 13, 2009 and the acquisition of Diedrich on May 11, 2010.
(3)	Fiscal 2009 information presented reflects the acquisition of the wholesale business and certain assets of Tully’s Coffee Corporation.
(4)	Previous years restated to reflect a 3:1 stock split effective May 17, 2010, a 3:2 stock split effective June 8, 2009 and a 3:1 stock split effective July 30, 2007.
(5)	The fiscal 2009 stockholders’ equity balance reflects the impact of the August 12, 2009 equity offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those stated here. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating the Company’s acquisitions, the Company’s success in introducing and producing new product offerings, the ability of lenders to honor their commitments under the Company’s credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality green coffee, any other increases in costs including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the at-home and away-from-home businesses, the Company experiencing product liability, product recall and higher than anticipated rates of warranty expense or sales returns associated with a product quality or safety issue, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, the impact of the inquiry initiated by the SEC and any related litigation or additional governmental investigative or enforcement proceedings, as well as other risks described more fully in the Company’s filings with the SEC. Forward-looking statements reflect management’s analysis as of the date of this prospectus supplement. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly filings.

USE OF PROCEEDS

We estimate that net proceeds from the sale of our common stock in this offering, after deducting the underwriting discount and other estimated offering expenses payable by us, will be approximately $             million (or approximately $             million if the underwriters’ overallotment option is exercised in full). Together with the concurrent private placement of approximately 455,707 shares to Lavazza, we estimate the aggregate net proceeds to us will be approximately $             million (or approximately $             if the underwriters’ overallotment option is exercised in full and Lavazza exercises its right to purchase additional shares from us sufficient to maintain its pro rata ownership of our common stock). We will not receive any proceeds from sales made by the selling stockholders. We intend to use the net proceeds from this offering and the concurrent private placement to Lavazza to repay outstanding debt under the term loan B portion of our credit facility and for general corporate purposes. As of March 26, 2011, approximately $1,063 million was outstanding under our $1,450 million credit facility, which includes a $450 million U.S. revolving credit facility, a $200 million alternative currency revolving credit facility, a $250 million term loan A facility and a $550 million term loan B facility. Our term loan B facility is due in 2016 and bears interest at (x) a eurodollar rate determined by reference to the cost of funds for deposits for the interest period relevant to such borrowings, adjusted for certain costs, which rate is deemed not to be less than 1.50%, plus (y) 4.00%. We entered into the credit facility on December 17, 2010 to repay borrowings under our former credit agreement and to finance the purchase price for our recent acquisition of LJVH Holdings Inc., or Van Houtte.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GMCR.” The following table sets forth, for the periods indicated, the range of high and low sales prices of our common stock as reported on the NASDAQ.

Fiscal Year Ended September 26, 2009	High	Low
13 weeks ended December 27, 2008	$9.11	$5.11
13 weeks ended March 28, 2009	11.22	7.12
13 weeks ended June 27, 2009	21.23	10.06
13 weeks ended September 26, 2009	24.00	17.73

Fiscal Year Ended September 25, 2010	High	Low
13 weeks ended December 26, 2009	$26.41	$19.87
13 weeks ended March 27, 2010	32.81	24.34
13 weeks ended June 26, 2010	33.20	21.83
13 weeks ended September 25, 2010	37.32	24.84

Fiscal Year Ending September 24, 2011	High	Low
13 weeks ended December 25, 2010	$38.86	$26.14
13 weeks ended March 26, 2011	63.85	31.85
Third fiscal quarter (through May 3, 2011)	68.03	61.91

As of May 2, 2011, there were approximately 435 registered holders of record of our common stock.

The last reported sale price of our common stock on the NASDAQ Global Select Market on May 3, 2011 was $64.07 per share.

DIVIDENDS

The Company has never paid a cash dividend on its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business and, accordingly, does not anticipate the payment of cash dividends. Our current credit facility restricts the amount of dividends we may pay to our shareholders.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at May 2, 2011 for:

•	each person whom we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

The percentage of common stock beneficially owned by each person before the offering is based on 142,036,801 shares of common stock outstanding as of May 2, 2011. Shares of common stock that may be acquired within 60 days following May 2, 2011 pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such holder but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table. Beneficial ownership representing less than 1% is denoted with an asterisk. Common stock owned beneficially after this offering excludes the approximately 455,707 shares of our common stock Lavazza has the right to purchase from the Company in connection with this offering.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Green Mountain Coffee Roasters, Inc., 33 Coffee Lane, Waterbury, Vermont 05676.

	Common Stock Beneficially Owned Prior to this Offering		Number of Shares Offered	Common Stock Beneficially Owned After this Offering
	Number	%		Number	%
Name of Beneficial Owner
5% Stockholders
Wellington Management Company(1) 75 State Street Boston, MA 02109	18,594,833	13.1%	—	18,594,833	12.5%
FMR LLC(2) 82 Devonshire St. Boston, MA 02109	14,384,506	10.1%	—	14,384,506	9.6%
Luigi Lavazza S.p.A(3) Corso Novara, 59 10154 Torino, Italy	8,566,649	6.0%	—	8,566,649	5.7%
Stephen P. Magowan(4) Steiker, Fischer, Edwards & Greenaple 156 College Street, 3rd Floor Burlington, VT 05401	8,312,454	5.9%	—	8,312,454	5.6%
Directors and Officers
Robert P. Stiller(5)	17,824,494	12.5%	310,000	17,514,494	11.7%
Lawrence J. Blanford(6)	1,040,476	*	45,000	995,476	*
William D. Davis(7)	1,085,079	*	40,000	1,045,079	*
Frances G. Rathke(8)	883,384	*	—	883,384	*
R. Scott McCreary(9)	760,290	*	—	760,290	*
Jules A. del Vecchio(10)	450,521	*	—	450,521	*
Barbara Carlini(11)	312,240	*	—	312,240	*
Hinda Miller(12)	296,839	*	—	296,839	*
Howard Malovany(13)	90,607	*	—	90,607	*
David E. Moran(14)	173,433	*	8,883	164,550	*
Michelle V. Stacy(15)	13,892	*	—	13,892	*
Michael Mardy(16)	67,800	*	—	67,800	*
Douglas Daft(17)	3,399	*	—	3,399	*
All directors and executive officers as a group (16 persons)	23,187,883	15.7%	403,883	22,784,000	14.7%

(1)

This information is based solely upon a review of the Schedule 13G reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of February 14, 2011. The Company assumes no responsibility with respect to such information.

(2)

This information is based solely upon a review of the Schedule 13G reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of April 8, 2011. The Company assumes no responsibility with respect to such information.

(3)

This information is based solely upon a review of the Schedule 13D reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of February 3, 2011. The Company assumes no responsibility with respect to such information. Common stock owned beneficially after this offering excludes the approximately 455,707 shares of our common stock Lavazza has the right to purchase from the Company in connection with this offering.

(4)

Includes an aggregate of 8,308,854 shares held in three irrevocable trusts, each for the benefit of children of Robert P. Stiller of which Mr. Magowan is trustee. This information is based solely upon a review of the Schedule 13G reports or amendments filed with the SEC with respect to holdings of the common stock of Green Mountain Coffee Roasters, Inc. as of February 2, 2011. The Company assumes no responsibility with respect to such information.

(5)

Consists of 15,344,361 shares that Mr. Stiller holds directly, 1,591,245 shares that Mr. Stiller holds indirectly, and 888,888 shares of common stock issuable upon exercise of stock options exercisable within 60 days. 13,384,681 of the shares that are held in margin accounts or pledged as collateral to various financial institutions as security for one or more loans.

(6)	Consists of 61,751 shares that Mr. Blanford holds directly and 978,725 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(7)

Consists of 906,087 shares that Mr. Davis holds directly, 42,201 shares that Mr. Davis holds indirectly, 103,800 shares of common stock issuable upon exercise of stock options exercisable within 60 days and 32,991 shares of phantom stock.

(8)	Consists of 53,359 shares that Ms. Rathke holds directly, 830,025 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(9)	Consists of 108,154 shares that Mr. McCreary holds directly and 652,136 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(10)	Consists of 265,721 shares that Mr. del Vecchio holds directly and 184,800 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(11)	Consists of 286,050 shares of common stock issuable upon exercise of stock options exercisable within 60 days and 26,190 shares of phantom stock.
(12)	Consists of 88,452 shares that Ms. Miller holds directly, 184,800 shares of common stock issuable upon exercise of stock options exercisable within 60 days, and 23,587 shares of phantom stock.
(13)	Consists of 7,657 shares that Mr. Malovany holds directly and 82,950 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(14)	Consists of 8,883 shares that Mr. Moran holds directly and 164,550 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(15)	Consists of 2,528 shares that Ms. Stacy holds directly and 11,364 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(16)	Consists of 4,500 shares that Mr. Mardy holds directly and 63,300 shares of common stock issuable upon exercise of stock options exercisable within 60 days.
(17)	Consists of 1,200 shares of common stock issuable to Mr. Daft upon exercise of stock options exercisable within 60 days and 2,199 shares of phantom stock.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of our common stock issued pursuant to this offering by Non-U.S. Holders (defined below). This summary does not purport to be a complete analysis of all the potential tax considerations relevant to Non-U.S. Holders of our common stock. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change at any time, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an opinion of counsel with respect to the U.S. federal income or estate tax consequences to a Non-U.S. Holder of the purchase, ownership or disposition of our common stock.

This summary assumes that shares of our common stock are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code. This summary does not purport to deal with all aspects of U.S. federal income and estate taxation that might be relevant to particular Non-U.S. Holders in light of their particular investment circumstances or status, nor does it address specific tax considerations that may be relevant to particular persons (including, for example, financial institutions, broker-dealers, insurance companies, partnerships or other pass-through entities, U.S. expatriates, tax-exempt organizations, pension plans, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, persons in special situations, such as those who have elected to mark securities to market or those who hold common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, or holders subject to the alternative minimum tax). In addition, this summary does not address certain estate and any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of common stock who, for U.S. federal income tax purposes, is an individual, corporation, estate or trust other than:

•	an individual who is a citizen or resident of the United States;

•

a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is included in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity that is classified as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of its partners will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other entities that are classified as partnerships for U.S. federal income tax purposes and their investors are urged to consult their own tax advisors.

A modified definition of Non-U.S. Holder applies for U.S. federal estate tax purposes (as discussed below).

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO BE TAX ADVICE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME AND ESTATE TAXATION, STATE, LOCAL AND NON-U.S. TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Distributions on Our Common Stock

As discussed under “Dividends” above, we do not currently anticipate declaring or paying cash dividends on our common stock in the foreseeable future. In the event that we do make a distribution of cash or property with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment, up to such holder’s adjusted tax basis in its common stock (determined on a share-by-share basis). Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock.”

Dividends paid to a Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless such Non-U.S. Holder provides us or our agent, as the case may be, with an appropriate IRS Form W-8 prior to the payment of dividends, such as:

•	IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to a reduction in withholding under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) certifying, under penalties of perjury, that a dividend paid on common stock is not subject to withholding tax because it is effectively connected with conduct of a trade or business in the United States of the Non-U.S. Holder (in which case such dividend generally will be subject to regular graduated U.S. tax rates as described below).

The certification requirement described above also may require a Non-U.S. Holder that provides an IRS form or that claims treaty benefits to provide its U.S. taxpayer identification number.

Each Non-U.S. Holder is urged to consult its own tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If dividends are effectively connected with a trade or business in the United States of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from the withholding tax described above (provided that the certifications described above are satisfied), will generally be subject to U.S. federal income tax on such dividends on a net income basis in the same manner as if it were a resident of the United States, unless an applicable income tax treaty provides otherwise. In addition, if such Non-U.S. Holder is a non-U.S. corporation, such Non-U.S. Holder may be subject to an additional “branch profits tax” equal to 30% of its effectively connected earnings and profits for the taxable year, unless an applicable income tax treaty provides otherwise.

If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such holder may obtain a refund or credit of any excess amount withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Common Stock

Subject to the discussion below under “Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities,” in general, a Non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized upon such holder’s sale, exchange or other taxable disposition of shares of our common stock unless (i) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, (ii) we are or have been a “United States real property holding corporation,” as defined in the Internal Revenue Code (a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition and the Non-U.S. Holder’s holding period with respect to the applicable shares of our common stock (the “relevant period”), or (iii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States.

If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the third exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis with respect to such gain in the same manner as if such holder were a resident of the United States, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax on its effectively connected earnings and profits at a rate of 30%, unless an applicable income tax treaty provides otherwise.

With respect to the second exception above, although there can be no assurance, we believe we are not, and we do not currently anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of other business assets, there can be no assurance that we are not currently or will not become a USRPHC in the future. Generally, a corporation is a USRPHC only if the fair market value of its U.S. real property interests (as defined in the Internal Revenue Code) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus certain other assets used or held for use in a trade or business. Even if we are or become a USRPHC, a Non-U.S. Holder would not be subject to U.S. federal income tax on a sale, exchange or other taxable disposition of our common stock so long as our common stock continues to be regularly traded on an established securities market and such Non-U.S. Holder does not own and is not deemed to own (directly, indirectly or constructively) more than 5% of our common stock at any time during the relevant period. In such case, any taxable gain generally will be taxed in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax will not apply.

Recently Enacted Legislation Affecting Taxation of Our Common Stock Held By or Through Foreign Entities

Recently enacted legislation generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a “foreign financial institution” (as specially defined under these rules), including payments made to them as an intermediary, unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to a non-financial foreign entity, including payments made to them as an intermediary, unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. The scope of these requirements remains unclear and potentially subject to material changes resulting from any future guidance. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. Prospective investors are urged to consult their own tax advisors about the new requirements and the effect that such new requirements may have on them.

Backup Withholding and Information Reporting

Subject to the discussion in the preceding paragraph, we must report annually to the IRS and to each Non-U.S. Holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. These information reporting requirements apply even if withholding was not required. A Non-U.S. Holder may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Internal Revenue Code) in order to avoid backup withholding at the applicable rate, currently 28% and scheduled to increase to 31% for taxable years 2013 and thereafter, with respect to dividends on our common stock. Dividends paid to Non-U.S. Holders subject to the U.S. federal withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the payment of the proceeds of a disposition of our common stock by a Non-U.S. Holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a Non-U.S. Holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a Non-U.S. Holder where the transaction is effected through a non-U.S. office of a broker. However, for information reporting purposes only, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Prospective investors are urged to consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder can be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Federal Estate Tax

Common stock held (or treated as held) by an individual Non-U.S. Holder (as specifically determined for estate tax purposes) at the time of such individual’s death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Generally, amounts included in the taxable estate of decedents on or before December 31, 2012 are subject to U.S. federal estate tax at a maximum rate of 35%. However, the maximum U.S. federal estate tax rate is scheduled to increase to 55% with respect to the taxable estate of decedents dying after December 31, 2012.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling stockholders, the number of shares of common stock set forth opposite its name below.

Underwriters	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
William Blair & Company, L.L.C.
Canaccord Genuity Inc.
Janney Montgomery Scott LLC.
RBC Capital Markets, LLC.
Rabo Securities USA, Inc.
Santander Investment Securities Inc.

Total	7,503,883

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us and the selling stockholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their overallotment option described below.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Green Mountain Coffee Roasters, Inc.	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

[LOGO]

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The expenses of the offering, not including the underwriting discount, are estimated at $500,000 and are payable by us and the selling stockholders.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,125,582 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We and our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for or exercisable for, with common stock, for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, which has been provided to the selling stockholders in connection with offering. Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	file or cause to be filed a registration statement related to the common stock; or

•

enter into any swap, hedge or other agreement or any transaction that transfers, in whole or in part, directly or indirectly the economic consequence of ownership of any common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of common stock or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement now has or later acquires the power of disposition.

Notwithstanding the lock-up provision described above, our executive officers and directors may enter into written trading plans contemplated by Rule 10b5-1 under the Exchange Act, provided that no sales are made under such plan prior during the 90-day period following the date of this prospectus. Certain of our executive officers and directors intend to enter into such written trading plans, which are expected to permit sales in the aggregate of less than 5% of the aggregate shares beneficially owned by our executive officers and directors. Such sales will not occur until after the expiration of the lock-up provision.

NASDAQ Listing

Our shares of common stock are listed on the NASDAQ Global Select Market under the symbol “GMCR.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has purchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch, Pierce, Fenner & Smith Incorporated may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Other than the prospectus in electronic format, the information on the Merrill Lynch, Pierce, Fenner & Smith Incorporated web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is a lender under our credit facility. Bank of America, N.A. also acts as administrative agent, swing line lender and letter of credit issuer in those facilities. Affiliates of certain of the other underwriters are also lenders and /or agents under our credit facility.

Conflicts of Interest

We intend to use part of the net proceeds from this offering to repay debt, including part of the outstanding balance under our credit facility. The affiliates of the underwriters that are lenders under our credit facility will each receive a pro rata portion of the net proceeds from this offering used to reduce part of the outstanding balance under such facility. Because at least 5% of the net offering proceeds will be received by affiliates of the underwriters in this offering, this offering will be conducted in accordance with Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the Subscribers has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC registering the offer and sale of our common stock offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement, its exhibits and the information incorporated in this prospectus supplement and the accompanying prospectus for additional information.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after filing such documents with the SEC. The information contained in and that can be accessed through our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus supplement and the accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed by us separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained in a further prospectus supplement or by information contained in documents filed with the SEC after the date of this prospectus supplement and prior to the termination of this offering. The documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain important information about us and our common stock. We incorporate by reference the documents listed below into this prospectus supplement and the accompanying prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. We hereby incorporate by reference the following documents:

•

Our Annual Report on Form 10-K for the year ended September 25, 2010 (File No. 001-12340) (including portions of our definitive Proxy Statement for the 2011 Annual Meeting of Stockholders incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the thirteen-week periods ended December 25, 2010 and March 26, 2011 (File No. 001-12340);

•

Our Current Reports on Form 8-K filed with the SEC on September 28, 2010, November 19, 2010, December 17, 2010 (as amended on March 3, 2011) and March 16, 2011 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01) (File No. 001-12340);

•	Our Proxy Statement on Schedule 14A filed with the SEC on January 24, 2011; and

•

The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A (File No. 0-22398), dated September 10, 1993, filed pursuant to Section 12 of the Exchange Act, incorporating by reference the information concerning our common stock included under the caption “Description of Capital Stock” in our Registration Statement on Form SB-2, filed on July 28, 1993 and declared effective on September 21, 1993 (File No. 33-66646), and any amendment or report filed for purposes of updating such amendment.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: Investor Relations

Phone: (802) 244-5621

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained in and that can be accessed through our website is not incorporated into and does not form a part of this prospectus supplement or the accompanying prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus supplement will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Cahill Gordon & Reindel LLP, New York, New York will act as counsel to the underwriters with respect to this offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended September 25, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LJVH Holdings Inc. as of April 3, 2010 and March 28, 2009, and for the years ended April 3, 2010 and March 28, 2009, the 254-day period ended March 29, 2008 and the 112-day period ended July 18, 2007 of the Predecessor of LJVH Holdings Inc., have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•	shares of our common stock;

•	shares of preferred stock;

•	warrants to purchase shares of our common stock, preferred stock and/or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GMCR.” On July 31, 2009, the closing price of our common stock was $70.44.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement and free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus and in any such accompanying prospectus supplement and free writing prospectus is accurate only as of their respective dates, regardless of when this prospectus and any such accompanying prospectus supplement and free writing prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, liquidity, results of operations, cash flows or prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

Unless the context otherwise requires “the Company,” “Green Mountain Coffee Roasters,” “we,” “us,” “our” and similar names refer to Green Mountain Coffee Roasters, Inc. and our wholly owned subsidiary Keurig, Incorporated. References to “K-Cups” or “K-Cup portion packs” are to our K-Cups® brand coffee cartridges.

RISK FACTORS

You should carefully consider and evaluate all of the information included in this prospectus and the applicable prospectus supplement, including the risk factors set forth below, and the information incorporated by reference into this prospectus and the applicable prospectus supplement, before deciding to invest in our securities. The risks and uncertainties we have described are not the only ones we face. If any of the described risks or other risks develop into actual events, our business, financial condition, liquidity, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Operations

Our financial performance is highly dependent upon the sales of K-Cup portion packs.

A significant and increasing percentage of our total revenue has been attributable to royalties and other revenue from sales of K-Cups for use with our Keurig® single-cup brewing systems. In fiscal 2008, total consolidated net sales of K-Cups and Keurig brewers and royalties earned upon shipment of K-Cups by licensed roasters represented approximately 70% of our consolidated net sales. This relative percentage continued to increase through the first three quarters of fiscal 2009. Continued acceptance of Keurig single-cup brewing systems and sales of K-Cups to our installed base of brewers are significant factors in our growth plans. Any substantial or sustained decline in the acceptance of Keurig single-cup brewing systems or sales of our K-Cups would materially adversely affect us.

Our intellectual property may not be valid, enforceable or commercially valuable.

While we make efforts to develop and protect our intellectual property, the validity, enforceability and commercial value of our intellectual property rights may be reduced or eliminated by the discovery of prior inventions by third parties, the discovery of similar marks previously used by third parties, the successful independent development by third parties of the same or similar confidential or proprietary innovations or changes in the supply or distribution chains that render our rights obsolete.

Many factors bear upon the exclusive ownership and exploitation right to intellectual properties, including, without limitation, prior rights of third parties, nonuse and/or nonenforcement by us, and/or related entities. Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technologies, which include the ability to obtain, protect and enforce patents and other trade secrets and know how relating to our technology. We own patents that cover significant aspects of our products, and certain patents of ours will expire in the near future. In the United States, we have patents expiring between 2012 and 2017 associated with the K-Cup portion packs presently used in Keurig brewers. We also have pending patent applications associated with current K-Cup portion packs technology. These applications may not issue, or if they issue, they may not be enforceable, may be challenged, invalidated or circumvented by others. Additionally, we have a number of portion pack patents that extend to 2021 but which we have elected not to commercialize yet and may never commercialize. In addition, Keurig continues to invest in further innovation in portion packs and brewing technology and takes steps it believes are appropriate to protect all such innovation. We are prepared to protect our patents vigorously; however, there can be no assurance that we will prevail in any intellectual property infringement litigation we institute to protect our intellectual property rights given the complex technical issues and inherent uncertainties in litigation. Even if we prevail in litigation, such litigation could result in substantial costs and diversion of resources and could materially adversely affect us. In addition, the validity, enforceability and value of our intellectual property depends in part on the continued maintenance and prosecution of such rights through applications, maintenance documents, and other filings, and rights may be lost through the intentional or inadvertent failure to make such necessary filings. Similarly, third parties may allege that our activities violate their intellectual property. To the extent we are required to defend our self against such a claim, no assurance can be given that we will prevail. Such defense could be costly and materially adversely affect our business and prospects.

Competition in single-cup brewing systems is intense and could affect our sales of Keurig single-cup brewing systems, K-Cups and profitability.

We are highly dependent on the continued acceptance of the Keurig single-cup brewing system. There are a multitude of competitive single-cup brewing systems available in North America and internationally. Competition in single-cup brewing systems includes lower-cost brewers that brew coffee packaged in non-patented pods. Many of our current and potential competitors in single-cup brewing systems have substantially greater financial, marketing and operating resources and access to capital than we do. Our primary competitors in this marketplace are FLAVIA Beverage Systems (manufactured and marketed by Mars), the TASSIMO beverage system (manufactured and marketed by Bosch and Kraft), the Senseo brewing system (manufactured and marketed by Philips and Sara Lee) and a number of additional single-cup brewing systems and brands. If we do not succeed in effectively differentiating ourselves from our competitors in single-cup brewers, based on technology or otherwise, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of Keurig single-cup brewing systems and K-Cups, and accordingly our profitability, may be materially adversely affected.

Competition in specialty coffee is intense and could affect our sales and profitability.

The specialty coffee business is highly fragmented. Competition in specialty coffee is increasingly intense as relatively low barriers to entry encourage new competitors to enter the marketplace. In addition, we believe that maintaining and developing our brands, including Green Mountain Coffee, Keurig and Tully’s and our licensed co-branded Newman’s Own® Organic coffees, are important to our success and that the importance of brand recognition may increase to the extent that competitors offer products similar to ours. Many of our current and potential competitors have substantially greater financial, marketing and operating resources and access to capital than we do. Our primary competitors in specialty coffee include Gevalia Kaffe (Kraft Foods), Dunkin’ Donuts, Peet’s Coffee & Tea, Millstone The Folgers Coffee Company (The J.M. Smucker Co.), New England Coffee Company and Starbucks. There are numerous smaller, regional brands that also compete in the specialty coffee business. In addition, we compete indirectly against all other coffee brands in the marketplace. A number of nationwide coffee marketers, such as Kraft Foods, The Folgers Coffee Company (The J.M. Smucker Co.), Sara Lee and Nestlé, are distributing premium coffee brands in supermarkets. These premium coffee brands may serve as substitutes for our coffee. If we do not succeed in effectively differentiating ourselves from our competitors in specialty coffee, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of specialty coffee, and accordingly our profitability, may be materially adversely affected.

Because we have all of our single-cup brewers manufactured by a single manufacturer in China, a significant disruption in the operation of this manufacturer or political unrest in China could materially adversely affect us.

We have only one manufacturer of single-cup brewers. Any disruption in production or inability of our manufacturer to produce adequate quantities to meet our needs, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis. Furthermore, our manufacturer is located in China. This exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China, or developments in the U.S. that are adverse to trade, including enactment of protectionist legislation. Any of these matters could materially adversely affect us.

Product recalls and/or product liability may adversely impact us.

We are subject to regulation by a variety of regulatory authorities, including the Consumer Product Safety Commission. In the event our manufacturer of single-cup brewers, which is located in China, does not adhere to product safety requirements or our quality control standards, we might not identify a deficiency before brewers ship to our customers. The failure of our third party manufacturer to produce merchandise that adheres to our quality control standards could damage our reputation and brands and lead to customer litigation against us. If our manufacturer is unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or recall those products at a substantial cost to us. We may be unable to recover costs related to product recalls.

We may not be able to enter into license agreements with coffee roasters and other third parties to manufacture, distribute and sell K-Cups or maintain our current license agreements, or it may be expensive to do so. In addition, our current licensees may fail to perform their obligations under existing licensing agreements.

We license the right to manufacture, distribute and sell K-Cups on an exclusive or non-exclusive basis to gourmet coffee roasters and tea packers in return for royalty payments from the licensees when they ship the K-Cups. Although many licensees are willing to enter into such licensing agreements, there can be no assurance that such agreements will be negotiated on terms favorable to us, or at all. In addition, our current licensees may fail to perform their obligations under such licensing agreements due to operational disruptions, economic hardship or bankruptcy. Our failure to enter into similar licensing agreements in the future or the failure of our licensees to perform their obligations under existing license agreements could limit our ability to develop and sell our products and could cause our business to suffer.

We also have an exclusive coffee license agreement with Newman’s Own Organics. We produce a line of several co-branded Newman’s Own Organics coffees under the Newman’s Own Organics and Green Mountain Coffee Roasters brand names. In addition, from time to time, we enter into licensing agreements to allow for the development, marketing and sale of single-cup brewing systems by other companies. We recently announced license and distribution agreements with Jarden Corporation for the Mr. Coffee® brand and Conair Corporation for the Cuisinart® brand. The failure to maintain these agreements could adversely impact our future growth.

Our increasing reliance on a limited number of specialty coffee farms could impair our ability to maintain or expand our business.

Because an increasing amount of our supply of Arabica coffee beans comes from specifically identified specialty farms, estates, and cooperatives, we are more dependent upon a limited number of suppliers than some of our competitors. In fiscal 2008 and for the first three quarters of fiscal 2009, approximately 40% of our green coffee purchases were “farm-identified.” The timing of these purchases is dictated by when the coffee becomes available (after the annual crop), which does not always coincide with the period in which we need green coffee to fulfill customer demand. This can lead to higher and more variable inventory levels. Any deterioration of our relationship with these suppliers, or problems experienced by these suppliers, could lead to inventory shortages. In such case, we may not be able to fulfill the demand of existing customers, supply new customers, or expand other channels of distribution. A raw material shortage could result in decreased revenue or could impair our ability to maintain or expand our business.

Our business is highly dependent on sales of specialty coffee, and if demand for specialty coffee decreases, our business would suffer.

Substantially all of our revenues are dependent on demand for specialty coffee. Demand for specialty coffee is a driving factor in the sales of our Keurig single-cup brewing systems. Demand for specialty coffee and demand for our Keurig single-cup brewing systems is affected by many factors, including:

•	Changes in consumer tastes and preferences;

•	Changes in consumer lifestyles;

•	National, regional and local economic conditions;

•	Perceptions or concerns about the environmental impact of our products;

•	Demographic trends; and

•	Perceived or actual health benefits or risks.

Because we are highly dependent on consumer demand for specialty coffee, a shift in consumer preferences away from specialty coffee or our product offerings would harm our business more than if we had more diversified product offerings. If customer demand for our specialty coffee decreases, our sales would decrease and we would be materially adversely affected.

Our roasting methods are not proprietary, so competitors may be able to duplicate them, which could harm our competitive position.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our various brands. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying our roasting methods if such methods became known. If our competitors copy our roasting methods, the value of our brands could be diminished and we could lose customers to our competitors. In addition, competitors could develop roasting methods that are more advanced than ours, which could also harm our competitive position.

We depend on the expertise of key personnel. If these individuals leave or change their role within the Company without effective replacements, our operations could suffer.

The success of our business is dependent to a large degree on our President and Chief Executive Officer, Lawrence J. Blanford, and the other members of our management team. We have an employment agreement with Mr. Blanford that expires on May 3, 2012. If Mr. Blanford or the other members of our management team leave without effective replacements, our ability to implement our business strategy could be impaired.

We may be able to incur substantial additional indebtedness in the future, which could restrict our ability to operate our business.

We may be able to incur substantial additional indebtedness in the future. In addition, future disruptions in the financial markets, such as have been recently experienced, could affect our ability to obtain new or additional debt financing or to refinance our existing indebtedness on favorable terms (or at all), and have other adverse effects on us. We have a $225 million revolving credit facility, which we recently increased by an additional $50 million term loan. On June 29, 2009, we exercised our increase option in the form of a $50 million term loan, to be amortized at the rate of 10% annually, commencing on September 30, 2009. All borrowings under the credit agreement, including the outstanding balance under the term loan, are due on December 3, 2012. In addition, on June 29, 2009, we amended the credit facility to remove the capital expenditures limitation covenant and adjusted the definition of the fixed charge coverage ratio to modify the capital expenditures captured in the definition to 50% of unfinanced capital expenditures. As of July 30, 2009 approximately $50 million was outstanding under our term loan and $99 million was outstanding on our revolving line of credit under this credit facility. The incurrence of debt under our credit facility could adversely affect our business. Our debt obligations could:

•	Increase our vulnerability to general adverse economic and industry conditions;

•	Require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes;

•	Impair our rights to our intellectual property, which have been pledged as collateral under our credit facility, upon the occurrence of a default;

•

Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that may have less debt; and

•

Limit, by the financial and other restrictive covenants in our debt agreements, our ability to borrow additional funds and have a material adverse effect on us if we fail to comply with the covenants in our debt agreements because such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of our indebtedness becoming immediately due and payable.

A significant interruption in the operation of our roasting, manufacturing or distribution capabilities could materially adversely affect us.

We currently roast our coffee at three facilities: Waterbury, Vermont; Knoxville, Tennessee; and Seattle, Washington. We expect to be able to meet current and forecasted demand for the near term. However, if demand increases more than we currently forecast, we will need to either expand our current roasting capabilities internally or acquire additional roasting capacity and the failure to do so in a timely or cost effective manner could have a negative impact on our business. Significant interruption in the operation of our current facilities, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis.

In addition, we and other licensed coffee roasters manufacture the K-Cups sold for use with our single-cup brewing systems. We manufacture K-Cups at our Vermont, Tennessee and Washington State facilities, and any significant disruption in our or our licensees’ ability to manufacture adequate quantities of K-Cups to meet our needs, whether as a result of a natural disaster or other causes, could adversely affect our business and financial results. We currently have three distribution facilities, one located adjacent to our roasting facility in Waterbury, Vermont, another located in Essex, Vermont and a third at our facility in Knoxville, Tennessee. Any disruption to our distribution facilities could significantly impair our ability to operate our business. In addition, because we have our coffee roasting and primary distribution facilities in Vermont, our ability to ship coffee and receive shipments of raw materials could be adversely affected during winter months as a result of severe winter conditions and storms.

Our order processing and fulfillment systems may fail or limit user traffic, which could cause us to lose sales.

We process all customer orders through an order fulfillment facility in Waterbury, Vermont. We are dependent on our ability to maintain our computer and telecommunications equipment at this facility in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our systems and lead to degradations in performance or systems failure. We have experienced capacity constraints in the past that have resulted in decreased levels of customer service, such as increased customer call center wait times and delays in service to customers for limited periods of time. Although we continually review and consider upgrades to our order fulfillment infrastructure and provide for system redundancies to limit the likelihood of systems overload or failure, substantial damage to our systems or a systems failure that causes interruptions for a number of days could adversely affect our business. Additionally, if we are unsuccessful in updating and expanding our order fulfillment infrastructure, our ability to grow may be constrained.

Our reliance on a single order fulfillment company for our Keurig subsidiary’s at-home business exposes us to significant credit risk.

We rely on a single order fulfillment company to process the majority of orders for our at-home single-cup business sold through retailers. We sell a significant number of brewers and K-Cups to this third party fulfillment company for re-sale to certain retailers. Receivables from this company were approximately 36% of our consolidated accounts receivable balance at September 27, 2008, and approximately 39% at June 27, 2009. Accordingly, we are subject to significant credit risk regarding the creditworthiness of this company. The inability of this company to perform its obligations to us, whether due to a deterioration in its financial condition or otherwise, could result in significant losses that could materially adversely affect us. If our relationship with this company is terminated, we can provide no assurance that we would be able to contract with another third party to provide these services to us in a timely manner or on favorable terms.

Because we rely heavily on common carriers to deliver our coffee and brewers, any disruption in their services or increase in shipping costs could adversely affect our business.

We rely on a number of common carriers to deliver coffee and brewers to our customers and distribution centers. We have no control over these common carriers and the services provided by them may be interrupted as a result of labor shortages, contract disputes or other factors. If we experience an interruption in these services, we may be unable to ship our products in a timely manner. A delay in shipping could:

•	Have an adverse impact on the quality of the coffee, hot cocoa or tea shipped, and thereby adversely affect our brands and reputation;

•	Result in the disposal of an amount of coffee, hot cocoa or tea that could not be shipped in a timely manner; and

•	Require us to contract with alternative, and possibly more expensive, common carriers.

Any significant increase in shipping costs could lower our profit margins or force us to raise prices, which could cause our revenue and profitability to suffer.

Our acquisition of certain assets from Tully’s Coffee Corporation was completed on March 27, 2009. The failure to successfully integrate the Tully’s wholesale business into our business may cause us to fail to realize the expected synergies, cost savings and other benefits expected from the acquisition, which could significantly affect us.

The integration of the Tully’s wholesale business into our business presents significant challenges and risks to our business, including:

•	distraction of management from regular business concerns;

•	assimilation and retention of employees and customers of Tully’s;

•	managing the West Coast-based Tully’s wholesale operations and employees, both of which are distant from our current headquarters and operational locations;

•	expansion into new geographies;

•	integration of technologies, services and products; and

•	achievement of appropriate internal control over financial reporting.

We may fail to successfully complete the integration of Tully’s into our business and, as a result, may fail to realize the synergies, cost savings and other benefits expected from the acquisition. We may fail to grow and build profits in the Tully’s business line or achieve sufficient cost savings through the integration of customer service or administrative and other operational activities. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all, or it may take longer to realize them than expected, and our results of operations could be materially adversely affected.

Tully’s has a history of operating losses, and our ability to achieve and then maintain the profitability of its business lines will depend on our ability to manage and control operating expenses and to generate and sustain increased levels of revenue. Our expectation to achieve profitability from this business may not be realized, and losses on the Tully’s business may continue as we integrate its operations into our business. If revenue from the Tully’s operation grows more slowly than we anticipate, or if its operating expenses are higher than we expect, we may not be able to achieve, sustain or increase its profitability, which could materially adversely affect us.

Strategic investments or acquisitions may result in additional risks and uncertainties in our business.

We may seek to grow our business through opportunistic strategic investments or acquisitions. From time to time we may be in various stages of negotiation with parties relating to the possible investment in or acquisition of businesses or assets. We are unable to predict whether our negotiations will result in any agreement to invest in or acquire a business or an asset or whether any such transaction will be consummated on favorable terms or at all. Additionally, we may pursue an acquisition that is not accretive initially due to its long term strategic value.

In addition, to the extent we are successful in completing one or more opportunistic strategic investments or acquisitions, we would face numerous risks and uncertainties integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to retain relationships with customers and business partners.

Due to the seasonality of many of our products and other factors, our operating results are subject to quarterly fluctuations.

Historically, we have experienced increased sales of our Keurig single-cup brewing systems in our first fiscal quarter due to the holiday season. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact our business. For these reasons, you should not rely on our quarterly operating results as indications of our future performance.

Risks Related to our Industry

Increases in the cost of high-quality Arabica coffee beans or cost of materials used to produce our brewers could reduce our gross margin and profit.

We utilize a combination of outside brokers and direct relationships with farms, estates, cooperatives and cooperative groups for our supply of green coffees. Outside brokers provide the largest supply of our green coffee. The supply and price of coffee are subject to high volatility. Although most coffee trades in the commodity market at a price referred to as the “c” price (the price per pound quoted by the Coffee, Sugar and Cocoa Exchange), coffee of the quality we are seeking tends to trade on a negotiated basis at a substantial premium or “differential” above the “c” price, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors, such as weather, pest damage, politics and economics in the producing countries.

Cyclical swings in commodity markets are common, and 2008 was an especially volatile year, with the “c” price of coffee climbing to record levels until mid-year, then declining with most other commodity markets in the second half of calendar 2008 and rising again in the first half of 2009. It is expected that coffee prices will remain volatile in the coming years. In addition to the “c” price, coffee of the quality sought by us tends to trade on a negotiated basis at a substantial premium or “differential” above the “c” price. These differentials also are subject to significant variations and have generally been on the rise in recent years with some slight decline in the first half of 2009.

We generally try to pass on coffee price increases and decreases to our customers. There can be no assurance that we will be successful in passing on these cost increases to customers without losses in sales volume or gross margin. Additionally, even if higher green coffee costs can be offset on a dollar-for-dollar basis by price increases, this still lowers our gross margin as a percentage of sales. Similarly, rapid and sharp decreases in the cost of green coffee could also force us to lower sales prices before realizing cost reductions in our green coffee inventory and purchase commitments.

Significant fluctuations in the cost of other commodities, such as steel, petroleum and copper influence prices of plastic and other components used in manufacturing our coffee brewers. Approximately 90% of Keurig brewers shipped in fiscal 2008, and 95% of those shipped in the first half of 2009, were sold to the at-home channel at our cost with essentially no gross margin. With respect to the Keurig single-cup at-home system, we are continuing to pursue a model designed to penetrate the marketplace, a component of which is to sell brewers and accessories essentially at cost, and are focused on driving new customers into single serve coffee. Any rapid, sharp increases in our cost of manufacturing at-home brewers would be unlikely to lead us to raise sales prices to offset such increased cost as our current strategy is to drive penetration and not risk slowing down the rate of sales growth to competitors or before realizing cost reductions in our purchase commitments. There can be no assurance that we will able to maintain our gross margin when such fluctuations occur.

Decreased availability of high-quality Arabica coffee beans could jeopardize our ability to maintain or expand our business.

We roast over 40 different types of green coffee beans to produce more than 100 coffee selections. If one type of green coffee bean were to become unavailable or prohibitively expensive, we believe we could substitute another type of coffee of equal or better quality meeting a similar taste profile. However, a worldwide supply shortage of the high-quality Arabica coffees we purchase could have a material adverse impact on us.

Worldwide or regional shortages of high-quality Arabica coffees can be caused by multiple factors, such as weather, pest damage and economics in the producing countries. In addition, the political situation in many of the Arabica coffee growing regions, including Africa, Indonesia, and Central and South America, can be unstable, and such instability could affect our ability to purchase coffee from those regions. If Arabica coffee beans from a region become unavailable or prohibitively expensive, we could be forced to discontinue particular coffee types and blends or substitute coffee beans from other regions in our blends. Frequent substitutions and changes in our coffee product lines could lead to cost increases, customer alienation and fluctuations in our gross margins.

While production of commercial grade coffee is generally on the rise, many industry experts are concerned about the ability of specialty coffee production to keep pace with demand. Arabica coffee beans of the quality we purchase are not readily available on the commodity markets. We depend on our relationships with coffee brokers, exporters and growers for the supply of our primary raw material, high-quality Arabica coffee beans. In particular, the supply of Fair Trade Certified coffees is limited. We may not be able to purchase enough Fair Trade Certified coffees to satisfy the rapidly increasing demand for such coffees, which could impact our revenue growth.

The recent adverse changes in global and domestic economic conditions or a worsening of the United States economy could materially adversely affect us.

Our revenues and performance depend significantly on consumer confidence and discretionary spending, which have recently deteriorated due to current worldwide economic conditions. This economic downturn and decrease in consumer spending may adversely impact our revenues, ability to market our products, build customer loyalty, or otherwise implement our business strategy and further diversify the geographical concentration of our operations. For example, we are highly dependent on consumer demand for specialty coffee and a shift in consumer demand away from specialty coffee due to economic or other consumer preferences would harm our business. Keurig brewer sales may also decline as a result of the economic environment. We also have exposure to various financial institutions under coffee hedging arrangements and interest rate swaps, and the risk of counterparty default is currently higher in light of existing capital market and economic conditions.

Our products must comply with government regulation.

The USDA adopted regulations with respect to a national organic labeling and certification program which became effective in February 2001, and fully implemented in October 2002. Amendments to Canada’s Organic Products regulations as administered by the Canada Organic Office of the Canadian Food Inspection Agency became effective in December 2008. Although the implementation period has not yet been defined, we will be required to apply for recertification of our organic products under the new regulations and update any affected packaging. In addition, similar regulations and requirements exist in the other countries in which we may market our products. Our organic products are covered by these various regulations. Future developments in the regulation of labeling of organic foods could require us to further modify the labeling of our products, which could affect the sales of our products and thus harm our business.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on us.

We rely on independent certification for a number of our products, the loss of any of which could harm our business.

We rely on independent certification, such as certifications of our products as “organic” or “fair trade,” to differentiate our products from others. The Newman’s Own Organics product line, combined with the Specialty Coffee business unit’s own branded Fair Traded Certified coffee line, represented a combined 28% of the Specialty Coffee business unit’s total consolidated sales volume in fiscal year 2008, and 29% in the third fiscal quarter of 2009. The loss of any independent certifications could adversely affect our market position, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. For example, we can lose our “organic” certification if a manufacturing plant becomes contaminated with non-organic materials or if it is not properly cleaned after a production run. In addition, all raw materials must be certified organic.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Specialty Coffee business unit, the ability of our lenders to honor their commitments under our credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality Arabica green coffee, any other increases in costs, including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and at-home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus and any accompanying prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes. General corporate purposes may include, among other things, repayment of debt, additions to working capital, capital expenditures, investments in a subsidiary of ours and possible acquisitions. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use or to maintain the current level of debt. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	39 Weeks Ended		Fiscal Year
	June 27, 2009	June 28, 2008	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	18.6 to 1	6.2 to 1	26.6 to 1	22.2 to 1	7.6 to 1	4.2 to 1	6.8 to 1

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, interest expense, amortization of capitalized interest, and income or losses from equity investees. Fixed charges consist of interest expense and capitalized interest. For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 60,000,000 shares of common stock. As of July 28, 2009, we had 37,710,494 shares of common stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation, as amended and our amended and restated by-laws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.

General

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights. Our charter also provides staggered terms for members of our board, and an election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company); or

•

on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GMCR.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock. There are no shares of our preferred stock currently outstanding. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our Company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of holders of common stock and reduce the likelihood that holders of shares of our common stock will receive dividend payments and payments upon liquidation.

If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF WARRANTS

There are currently no warrants outstanding to purchase any securities of our Company. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of the Company, and will rank equally with all of our other unsecured indebtedness. For the issuance of debt securities in excess of $1,000,000 we would be required under the terms of our revolving credit agreement to obtain the consent of the lenders holding a majority of the commitments thereunder.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default;”

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of Green Mountain Coffee Roasters, Inc., or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•

the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•

immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

•

we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of Green Mountain Coffee Roasters, Inc. or any subsidiary of ours.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•

to provide that the surviving entity following a change of control of Green Mountain Coffee Roasters, Inc. permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

•

to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•	money;

•

U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•

a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•

in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•

in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•

in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of Green Mountain Coffee Roasters, Inc., the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the particular securities will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not a part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•

Our Annual Report on Form 10-K for the year ended September 27, 2008 (File No. 001-12340) (including portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the thirteen weeks ended December 27, 2008, March 28, 2009 and June 27, 2009 (File No. 001-12340);

•

Our Current Reports on Form 8-K filed with the SEC on October 24, 2008, October 30, 2008, November 18, 2008, February 9, 2009, March 27, 2009, May 19, 2009 and July 1, 2009 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01 (File No. 001-12340); and

•

The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A (File No. 0-22398), dated September 10, 1993, filed pursuant to Section 12 of the Exchange Act, incorporating by reference the information concerning our Common Stock included under the Caption “Description of Capital Stock” of our Registration Statement on Form SB-2 filed on July 28, 1993 and declared effective on September 21, 1993 (File No. 33-66646), and any amendment or report filed for purposes of updating such amendment.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: Investor Relations

Phone: (802) 244-5621

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 27, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,503,883 Shares

Green Mountain Coffee Roasters, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

William Blair & Company

Canaccord Genuity

Janney Montgomery Scott

RBC Capital Markets

Rabo Securities

Santander

May     , 2011